EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-03703, 333-27009, 333-28147, 333-53667, 333-85791, 333-36478, 333-40038, 333-43838, 333-67868, 333-85884, 333-109314, 333-115143 and 333-132473), on Form S-3 (Nos. 333-132663, 333-96341, 333-31342, 333-59106 and 333-49180), on Amendment No. 1 to Registration Statement Nos. 333-132663, 333-96341, 333-31342, and 333-59106, and on Amendments No. 2 and No. 3 to Registration Statement No. 333-59106, of our report dated March 30, 2007 relating to the 2006 consolidated financial statements of i2 Technologies, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of i2.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

March 11, 2009